INTERCOMPANY PROMISSORY NOTE

US $1,400,000	Effective Date November 15, 2016

FOR VALUE RECEIVED, Vivos Holdings, LLC (“Borrower”) promises to pay to the order of Maslow Media Group, Inc. (“Lender”) on demand at the principal office of Lender at 2333 Wisconsin Ave., Ste 400, Washington, DC 20007, or at such other place as the holder of this Note may from time to time designate in writing, the principal sum of U.S. one million seven hundred fifty thousand and NO/100 dollars (U.S. $1,400,000) or, if less, the amount advanced by Lender to the Borrower under this Note together with interest on the principal amount of this Note from time to time outstanding at the rates and in the manner specified hereinbelow. All payments on this Note shall be made in lawful money of the United States and in immediately available and freely transferable funds at the place of payment and shall be paid no later than the date when due, without set-off or deduction of any kind.

Lender shall record on its books or records the principal amount of the initial advance made, all payments of principal and interest and the principal balances from time to time outstanding. Lender’s books and records with respect to the principal amount due and the amount of interest payable thereon shall be deemed correct absent manifest error.

Interest shall be computed on the basis of a year of 360 days and actual days elapsed at a per annum rate equal to two and one-half percent (2 1/2%). As monthly payments of $15,276.73 are made by Maslow Media Group to the Linda Maslow as part of the purchase agreement for the Seller’s Note, and as any other payments made on behalf of the Vivos companies unrelated to Maslow Media Group, those amounts paid will be added to the principal of the Intercompany Promissory Note.

The loan will consist of two periods. During the first period, from November 15, 2016 until September 30, 2018, interest will accrue monthly but will not be paid. A new loan amount of $1,773,439.14 shall be subject to a second loan period.

During the second loan period interest shall be paid in twenty (20) equal, consecutive, quarterly installments, payable on each Interest Payment Date (as defined herein); provided that the outstanding principal balance hereunder, together with all accrued and unpaid interest shall be due and payable on September 30, 2023. Accrued interest shall be payable quarterly on the last day of December, March, June and September and at maturity, commencing with the first of such dates to occur after the date hereof, or as the parties hereto may otherwise agree (each such date, an “Interest Payment Date”). The Borrower shall, on demand, pay interest (calculated on the basis of a year of 360 days and actual number of days elapsed) on any overdue principle and on any other amounts overdue hereunder for each day from the date of payment thereon was due to the date of actual payment, at a rate per annum equal to the lesser of (i) the maximum permissible amount under applicable state and federal usury laws and (ii) 2% above the interest rate applicable to such amounts immediately prior to the date such overdue amount became due.

The Borrower hereby expressly waives presentment, demand, protest or notice of any kind with respect to this Note. The Borrower represents and warrants that the obligation of the Borrower to pay principal, interest and all other sums payable under this Note ranks (and so long as any such obligation remains outstanding hereunder, will continue to rank) at least pari-passu in all respects with all other unsecured and unsubordinated loans, debts, guaranties and other obligations incurred, created, assumed or guaranteed by the Borrower.

The indebtedness evidenced hereby may be prepaid in whole or in part at any time and from time to time without premium or penalty.

Upon the occurrence of any of the following events, the Lender or Holder of this Note, if not Lender, at Holder’s option, may declare the entire unpaid principal balance of this Note and all accrued unpaid interest thereon to be immediately due and payable and the Holder of this Note may proceed to exercise any rights or remedies the Holder may have under this Note or such other rights and remedies which Holder may have at law, equity or otherwise. Failure of the Holder to exercise such option shall not constitute a waiver of the right to exercise such option.

(a) Upon the failure of Borrower to make any payment required under this Note, Holder shall give the Borrower ten (10) days written notice of such failure prior to exercising any rights or remedies it has under this Note, during which time the Borrower may cure the failure to pay.

(b) Upon any default by Borrower other than any failure to pay any amount due under this Note, Lender shall give Borrower thirty (30) days’ written notice of such default prior to exercising any right it has under this Note, during which time the Borrower may cure the default.

(c) Borrower becomes subject of a petition in bankruptcy, either voluntarily or involuntarily, or in any other proceeding under the United States Bankruptcy Code; or makes an assignment for the benefit of creditors; or the assets of such entities are subject to levy or seizure having a material adverse effect on Borrower; or in the event of a petition or suit for the appointment of a receiver of Borrower.

(d) The transfer, sale, assignment or other conveyance of, or any other event resulting in, the transfer of all or substantially all of the assets of Borrower; the merger, reorganization or recapitalization of Borrower.

(e) The voluntary or involuntary dissolution of Borrower.

The failure of Lender to exercise any of its rights, powers or remedies hereunder in any instance shall not constitute a waiver thereof in that or any other instance and no single or partial exercise by Lender of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

This Note shall be governed and construed in accordance with the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed on the day and year first above mentioned.

BORROWER:

VIVOS HOLDINGS, LLC, a Virginia limited liability company

Date: 04/02/2018	By:	/s/ Naveen Doki
Naveen Doki, President